Exhibit 2
                                                                       ---------


                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT


            AMENDMENT NO. 1 (this "Amendment"), dated as of March 14, 2000, to the Rights Agreement (the "Rights Agreement"), dated as of May 22, 1997, between Cordant Technologies Inc., a Delaware corporation (formerly known as Thiokol Corporation) (the "Company"), and First Chicago Trust Company of New York (the "Rights Agent").

            WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement; and

            WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof; and

            WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 14, 2000, among Alcoa Inc., a Pennsylvania corporation ("Alcoa"), Omega Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Alcoa ("Merger Sub"), and the Company; and

            WHEREAS, the Board of Directors of the Company has determined that the Offer, the Merger (each such term as defined in the Merger Agreement) and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders; and

            WHEREAS, the Board of Directors of the Company has determined, in connection with its contemplation of the Merger Agreement, that it is necessary and desirable to amend the Rights Agreement to exempt the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger) from the application of the Rights Agreement as set forth in this Amendment.

            NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:

       1. Section 1(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:


            "Notwithstanding the foregoing, neither Alcoa Inc., a Pennsylvania corporation ("Parent"), nor Omega Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), shall become an Acquiring Person as a result of the execution, delivery or performance of the Agreement and Plan of Merger, dated as of March 14, 2000, among Parent, Merger Sub and the Company (as it may be amended or supplemented from time to time, the "Merger Agreement"), the announcement, making or consummation of the Offer (as defined in the Merger Agreement), the acquisition of Common Shares pursuant to the Offer or the Merger (as defined in the Merger Agreement), the consummation of the Merger or any other transaction contemplated by the Merger Agreement."


       2. Section 3(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence immediately following the first sentence thereof:


            "Notwithstanding the foregoing, so long as the Merger Agreement has not been terminated pursuant to Section 7.1 thereof, a Distribution Date shall not occur or be deemed to occur as a result of the execution, delivery or performance of the Merger Agreement, the announcement, making or consummation of the Offer, the acquisition of Common Shares pursuant to the Offer or the Merger, the consummation of the Merger or any other transaction contemplated by the Merger Agreement."


       3. Section 7(a) of the Rights Agreement is hereby amended to read in its entirety as follows:


            "The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the earlier of (x) the Close of Business on May 30, 2007 and (y) the time immediately prior to the consummation of the Offer (such earlier time, the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date"), or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof."

       4. Section 13 of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

            "Notwithstanding the foregoing, this Section 13 shall not apply to the Merger."


       5. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

       6. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

       7. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

       8. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.



                                      * * *

            IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.

Attest:                                  CORDANT TECHNOLOGIES INC.



By: /s/ Edwin M. North                   By: /s/ James R. Wilson
    -----------------------------            --------------------------------
    Name:   Edwin M. North                   Name:   James R. Wilson
    Title:  Corporate Secretary              Title:  Chairman, President and
                                                      Chief Executive Officer



Attest:                                  FIRST CHICAGO TRUST COMPANY
                                            OF NEW YORK



By: /s/ Anita Fletcher                   By: /s/ Laurence A. Woods
    -----------------------------            --------------------------------
    Name:   Anita Fletcher                   Name:   Laurence A. Woods
    Title:  Assistant Vice President         Title:  Vice President